UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 26, 2026

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Energy and Water Development Corp.

(Exact name of registrant as specified in its charter)

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Florida	000-56030	30-0781375
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7901 4th St. N, Suite 4174

St. Petersburg, FL 33702

 (Address of Principal Executive Office) (Zip Code)

727-677-9408

(Registrant’s telephone number, including area code)

Not Applicable

 (Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chairman and Director

On August 26, 2026, Ralph Max Hofmeier delivered written notice resigning, effective immediately, from his positions as Chairman of the Board of Directors (the "Board") and as a director of Energy and Water Development Corp. (the "Company"). At the time of his resignation, Mr. Hofmeier served as Chairman of the Board. The Company has no separately constituted Board committees.

Mr. Hofmeier stated that his resignation resulted from a disagreement with the Company's Chief Executive Officer concerning the Company's operations, policies and practices. In his resignation letter, Mr. Hofmeier alleged ongoing unlawful and misleading activities and breaches of fiduciary duties by the Chief Executive Officer and asserted that a Board deadlock prevented investigation or corrective action.

The Company disagrees with Mr. Hofmeier's allegations and characterizations and does not believe that they accurately describe the relevant circumstances. The allegations have not been established by an independent investigation, Board determination or adjudication. The Company reserves all rights with respect to the matters referenced in the resignation letter.

Mr. Hofmeier's resignation letter concerned only his positions as Chairman and director. It did not state that he was resigning from his separate position as Chief Technology Officer. A copy of Mr. Hofmeier's resignation letter is filed as Exhibit 17.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of Dale Johnson III as Director

Effective August 27, 2026, Irma Velazquez Diaz, acting as the sole remaining director under the Company's Bylaws and applicable Florida law, appointed Dale Johnson III to fill the Board vacancy created by Mr. Hofmeier's resignation. Mr. Johnson accepted the appointment in writing.

Mr. Johnson was selected through the Board process described above and was not selected pursuant to any arrangement or understanding with any person other than the Company. The Company has no separately constituted Board committees, and Mr. Johnson was not appointed to any Board committee.

Based on the information provided to the Company, there are no transactions involving Mr. Johnson that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Johnson will not accrue or receive cash, equity or other director compensation before the Company completes a Qualified Capitalization, defined as the Company's receipt of at least $1,000,000 in unrestricted gross cash proceeds from equity financing, debt financing or a strategic investment, excluding funds restricted exclusively to a specific project or subsidiary. Completion of a Qualified Capitalization will not automatically create a payment obligation; any later director compensation must be prospective and separately approved by the Board. No securities were granted in connection with his appointment.

Increase in Board Size and Appointment of Luis R. Vera Morales

On August 28, 2026, the Board increased the authorized number of directors from two to three and conditionally appointed Luis R. Vera Morales to the newly created Board seat. Mr. Vera Morales's appointment became effective on August 29, 2026, when the conditions to his appointment were satisfied, including delivery of his written acceptance, independence and conflict disclosure, confidentiality undertaking and Director Service Terms.

Mr. Vera Morales was selected through the Board process described above and was not selected pursuant to any arrangement or understanding with any person other than the Company. The Company has no separately constituted Board committees, and Mr. Vera Morales was not appointed to any Board committee.

Based on the information provided to the Company, there are no transactions involving Mr. Vera Morales that are required to be disclosed under Item 404(a) of Regulation S-K. His Board service does not engage him or his firm to provide legal, environmental, consulting or other professional services. Any such engagement would require advance conflict disclosure, independent review and separate written approval.

Mr. Vera Morales will not accrue or receive cash, equity or other director compensation before the Company completes the Qualified Capitalization described above. Completion of a Qualified Capitalization will not automatically create a payment obligation; any later director compensation must be prospective and separately approved by qualified directors. No securities were granted in connection with his appointment.

Board Leadership

Effective August 29, 2026, the three-member Board, acting by unanimous written consent in counterparts, elected Irma Velazquez Diaz as Chair of the Board, elected Dale Johnson III as Vice-Chair of the Board and designated Luis R. Vera Morales as Independent Director and Lead Independent Director. Ms. Velazquez Diaz continues to serve as President and Chief Executive Officer. None of these Board titles independently confers unilateral authority to bind the Company beyond authority granted by applicable law, the Company's governing documents or a valid Board resolution.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

17.1	Resignation Letter of Ralph Max Hofmeier, dated August 26, 2026.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy and Water Development Corp.

Dated: August 31, 2026	By:	/s/ Irma Velazquez Diaz
	Name: Title:	Irma Velazquez Diaz President and Chief Executive Officer